EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of WidePoint Corporation of our report dated March 30, 2023, relating to the consolidated financial statements of WidePoint Corporation, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Diego, California

June 28, 2023